                                                                  EXHIBIT 10.19



                         LICENSE AND MARKETING AGREEMENT

                                 BY AND BETWEEN

                               CYTOGEN CORPORATION

                                       AND

                            ADVANCED MAGNETICS, INC.

                                TABLE OF CONTENTS

1.  Definitions...................................................................................................1
2.  The Projects..................................................................................................6
3.  Cooperation...................................................................................................7
   3.1    Cytogen Assistance with AM Projects.....................................................................7
   3.2    Cooperation Regarding FDA Matters.......................................................................7
   3.3    Post-Marketing Regulatory Communications................................................................8
   3.4    Adverse Event and Other Reporting.......................................................................8
   3.5    Advertising and Promotional Materials...................................................................9
4.  Grants of Rights and Licenses................................................................................10
   4.l    Rights and Licenses....................................................................................10
   4.2    Rights to Feridex I.V..................................................................................11
   4.3    License of Trademarks..................................................................................11
   4.4    Sublicensees...........................................................................................13
5.  License Fees.................................................................................................13
   5.1    Payments...............................................................................................13
6.  Disclosure of Project and Other Information..................................................................13
7.  Confidentiality..............................................................................................14
   7.1    Confidentiality........................................................................................14
   7.2.   Exceptions.............................................................................................14
   7.3    Project Information Disclosed to AM....................................................................15
9.  Infringement Actions.........................................................................................15
   8.1    Infringement of Agent Technology or Manufacturing Technology...........................................15
   8.2    Infringement of Patents of Third Parties...............................................................17
   8.3    Limitation of Remedies.................................................................................20
9.   Ownership...................................................................................................21
10.  Supply; Royalties...........................................................................................21
   10.1   Payment................................................................................................22
   10.2   Minimum Sales..........................................................................................22
11.  Obligation of Cytogen to Market Agent.......................................................................23
12.  Reports and Accounting for Agent............................................................................24
   12.1   Payments and Monthly Reports for Agent Net Sales.......................................................24
   12.2   Annual Reports.........................................................................................24
   12.3   Records................................................................................................25
   12.4   Currency...............................................................................................25
13.  Compliance with Regulations.................................................................................25
14.  Representations and Warranties..............................................................................25
   14.1  By AM...................................................................................................25
   14.2  By Cytogen..............................................................................................26
   14.3  Limitations.............................................................................................28
15.  Term and Termination........................................................................................28
   15.1  Term....................................................................................................28
   15.2  Termination Events......................................................................................28
   15.3  Partial Termination for Certain Agents..................................................................29
   15.4  Effect of Expiration or Termination.....................................................................29
16.  General Provisions..........................................................................................30

                                      -i-


   16.1  Force Majeure...........................................................................................30
   16.2  Waiver..................................................................................................30
   16.3  Publicity...............................................................................................31
   16.4  Notices.................................................................................................31
   16.5  Entire Agreement........................................................................................32
   16.6  Headings................................................................................................33
   16.7  Assignment..............................................................................................33
   16.8  Independent Contractors.................................................................................33
   16.9  Governing Law...........................................................................................33
   16.10  Severability...........................................................................................34

                         LICENSE AND MARKETING AGREEMENT

         AGREEMENT made as of this 25th day of August 2000 (the "Effective
Date), by and between Advanced Magnetics, Inc., a Delaware corporation having an address of 61 Mooney Street, Cambridge, Massachusetts 02138 ("AM"), and Cytogen Corporation, a Delaware corporation, having an address of 600 College Road East, Princeton, New Jersey 08540 ("Cytogen").

                                    RECITALS:

         WHEREAS, AM is developing certain contrast agents for use in magnetic resonance imaging ("MRI"); and

         WHEREAS, subject to the terms and conditions hereinafter set forth, AM is willing to grant Cytogen the right to market and sell Feridex I.V., Combidex and Code 7228 in the Territory;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.  DEFINITIONS.

                  1.1 "AFFILIATE" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is Controlled by, or is under common Control with, the Person specified.

                  1.2 "AGENT" shall mean Feridex I.V., Combidex and Code 7228, individually or in the aggregate, as the context provides.

                  1.3 "AGENT NET SALES" shall mean, with respect to any Agent, during the term of this Agreement and calculated for each period indicated herein, the gross amount invoiced for such Agent by Cytogen, its Affiliates, and its Approved Sublicensees to Third Parties, less deductions for: (i) quantity and/or cash discounts, allowances, rebates, and chargebacks actually allowed or given; (ii) freight, postage and shipping, and insurance expenses (if separately identified in such invoice); (iii) credits or refunds actually allowed for rejected, outdated or returned Agent; and (iv) sales and other taxes and duties directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale); PROVIDED, HOWEVER, that Agent Net Sales shall not include sales to Affiliates of a reasonable amount of samples and supplies for clinical studies permitted pursuant to this Agreement. In the event of any sale of Agent to any Affiliate or Approved Sublicense for resale to its customers, "AGENT NET SALES" shall be based on the greater of the amount actually received by Cytogen from its Affiliate or Approved Sublicensees or the amount actually received by such Affiliate or Approved Sublicensee from its customers for the sale of Agent.

                  1.4 "AGENT TECHNOLOGY" shall mean all proprietary information with respect to any Agent and improvements (as defined below) thereto, including, without limitation, all information provided by AM pursuant to
Article 6 of this Agreement, Project Information, trade secrets, technical information, data, techniques, discoveries, inventions, processes, know-how, patents (including any extension, reissue or renewal thereof) and patent applications (including such patents and patent applications set forth in EXHIBIT A to this Agreement and incorporated herein), that AM now has or may hereafter conceive, develop, own or Control during the term of this Agreement (but excluding any information owned or Controlled by any Person who becomes a successor or assignee of AM hereunder immediately prior to becoming a successor or assign), which is necessary or useful in connection with: the performance of the Cytogen Project, the marketing and sale by Cytogen of Agent pursuant to
Section 4.1 or 4.2 or the performance by Cytogen of its obligations hereunder. No Manufacturing Technology shall be deemed to be included in Agent Technology. For purposes of this Section 1.4, a substance shall only be deemed an "improvement" to the extent that it is an MRI contrast agent composed of the same active ingredient contained in the Agent to which it would be an improvement and falls within the claims of any Patent covering such Agent.

                  1.5 "AM PROJECTS" shall mean the Combidex Project and the Code 7228 Project.

                  1.6 "APPROVED SUBLICENSEE" shall mean any Person to whom Cytogen has sublicensed all or a part of its rights arising under this Agreement with AM's written consent, subject to Section 4.4.

                  1.7 "FERIDEX AGREEMENT" shall mean the agreement by and between AM and a Third Party under which AM has granted exclusive marketing rights in the Territory to such Third Party.

                  1.8 "CODE 7228" shall mean the contrast agent currently known as Code 7228 which is composed of the substance AMI-7228 and which (i) is covered in whole or in part by an issued, unexpired claim of one or more of the Patents or is manufactured using a process which is covered in whole or in part by an issued, unexpired claim of one or more of the Patents or (ii) is covered by the Agent Technology.

                  1.9 "CODE 7228 APPROVAL DATE" shall mean the later of (a) the date of AM's receipt of an FDA approval letter permitting commercial marketing of Code 7228 in the United States (said date being referred to as the "Code 7228 Approval Letter Date") and (b) the date on which AM is first able to produce and provide a supply of Code 7228 to Cytogen for commercial marketing in the United States in interstate commerce pursuant to and in compliance with an approved NDA and any other conditions that must be satisfied prior to initial commercial sales then imposed by law, such supply to be sufficient to supply at least six months of reasonable Cytogen requirements as set forth in a notice sent to AM by Cytogen no later than fifteen (15) business days after AM's receipt of the approval letter from the FDA and notice thereof to Cytogen. If Cytogen fails to timely provide such notice of supply requirements, the Code 7228 Approval Date shall be the Code 7228 Approval Letter Date.

                  1.10 "CODE 7228 NDA" shall mean the New Drug Application submitted by AM to the FDA with respect to Code 7228.

                  1.11 "CODE 7228 PROJECT" shall mean any work undertaken in obtaining FDA approval for commercial marketing of Code 7228 in the United States including all work upon which such approval is contingent, including, without limitation, the conduct of human clinical trials and United States regulatory applications (including the preparation and filing of the Code 7228
NDA). The Code 7228 Project shall also include all studies which are required to be conducted as a condition of the FDA approval of the Code 7228 NDA.

                  1.12 "CODE 7228 PROJECT TEAM" shall mean a standing committee composed of designated representatives of AM and Cytogen, with majority representation from AM, established for the purpose of overseeing the Code 7228 Project and relating to the Field of Use. AM shall have the primary responsibility for and the final decision with respect to any actions or recommendations made by the Code 7228 Project Team. Notwithstanding the foregoing, the Parties shall jointly agree to labeling content and requirements for Code 7228 in the Field of Use.

                  1.13 "COLLECTIVE OPINION OF PATENT COUNSEL" shall mean the final joint opinion of patent counsel selected by AM and patent counsel selected by Cytogen after review of all data and information reasonably available at the time such opinion is rendered. If patent counsel for AM and Cytogen cannot agree on a final joint opinion, such counsel shall agree on the selection of a third patent counsel who shall offer an independent opinion on the subject matter. The final opinion of such third patent counsel shall be the Collective opinion of Patent Counsel.

                  1.14 "COMBIDEX" shall mean the contrast agent currently known as Combidex which is composed of the substance with the United States Adopted Name Ferumoxtran-10 and which (i) is covered in whole or in part by an issued, unexpired claim of one or more of the Patents or is manufactured using a process which is covered in whole or in part by an issued, unexpired claim of one or more of the Patents or (ii) is covered by the Agent Technology.

                  1.15 "COMBIDEX APPROVAL DATE" shall mean the later of (a) the date of AM's receipt of an FDA approval letter permitting commercial marketing of Combidex in the United States (said date being referred to as the "Combidex Approval Letter Date") and (b) the date on which AM is first able to produce and provide a supply of Combidex to Cytogen for commercial marketing in the United States in interstate commerce pursuant to and in compliance with an approved NDA and any other conditions that must be satisfied prior to initial commercial sales then imposed by law, such supply to be sufficient to supply at least six months of reasonable Cytogen requirements as set forth in a notice sent to AM by Cytogen no less than six months after the execution date of this Agreement but no later than fifteen (15) business days after AM's receipt of the approval letter from the FDA and notice thereof to Cytogen. If Cytogen fails to timely provide such notice of supply requirements, the Combidex Approval Date shall be the Combidex Approval Letter Date.

                  1.16 "COMBIDEX NDA" shall mean the New Drug Application submitted by AM to the FDA with respect to Combidex and accepted for filing by the FDA on December 21, 1999.

                  1.17 "COMBIDEX PROJECT" shall mean any work undertaken in obtaining FDA approval for commercial marketing of Combidex in the United States, including all work upon which such approval is contingent, including, without limitation, the conduct of human clinical trials. The Combidex Project shall include all studies which are required to be conducted as a condition of the FDA approval of the NDA.

                  1.18 "COMBIDEX PROJECT TEAM" shall mean a standing committee composed of designated representatives of AM and Cytogen, with majority representation from AM, established for the purpose of overseeing the Combidex Project. AM shall have the primary responsibility for and the final decision with respect to any actions or recommendations made by the Combidex Project Team. Notwithstanding the foregoing, the Parties shall jointly agree to labeling content and requirements for Combidex.

                  1.19 "COMPETING PRODUCTS" shall mean, with respect to any Agent, a product approved by the FDA for marketing in the Territory with substantially similar indications.

                  1.20 "CONTROLS" OR "CONTROL" shall mean, in the case of any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of at least fifty percent (50%) of the voting securities thereof or otherwise, and when used in the context of "Control" of technology or information, shall mean possession by a Person of the right to grant licenses or sublicenses of such technology, or disclose such information, without violating the terms of any agreement or other arrangement with, or the rights of, any other Person or any legally binding laws or regulations.

                  1.21 "CYTOGEN AGREEMENTS" shall mean this Agreement, the Supply Agreement and the Escrow Agreement.

                  1.22 "CYTOGEN PROJECT" shall mean the conduct of such Phase III(b) Studies and Phase IV Studies and any other studies undertaken to enhance the marketing of any Agent that Cytogen elects to conduct.

                  1.23 "ESCROW AGREEMENT" shall mean the Escrow Agreement entered into as of the date hereof by and between Cytogen, AM and Chase Mellon Shareholder Services, Inc.

                  1.24 "FERIDEX I.V." shall mean the contrast agent currently known and marketed as Feridex I.V., which is composed of the substance with the United States Adopted Name Ferumoxide and which (i) is covered in whole or in part by an issued, unexpired claim of one or more of the Patents or is manufactured using a process which is covered in whole or in part by an issued, unexpired claim of one or more of the Patents or (ii) is covered by the Agent Technology.

                  1.25 "FERIDEX I.V. NDA" shall mean the New Drug Application submitted by AM to the FDA with respect to Feridex I.V. and accepted for filing by the FDA on or about April 8, 1994 and approved by the FDA on August 30, 1996.

                  1.26 "FERIDEX START DATE" shall mean the date on which AM notifies Cytogen of the termination of the Feridex Agreement.

                  1.27 "FIELD OF USE" shall mean diagnostic imaging for the detection or staging of cancer, and similar diagnostic applications in the field of oncology.

                  1.28 "MANUFACTURING TECHNOLOGY" shall have the meaning defined in Section 1.26 of the Supply Agreement.

                  l.29 "PARTY" shall mean Cytogen and/or AM.

                  1.30 "PATENTS" shall mean the patents listed on EXHIBIT A and any reissues, extensions or renewals thereof.

                  1.31 "PHASE III STUDIES" shall mean clinical or other studies of any Agent which are necessary for approval of the applicable NDA.

                  1.32 "PERSON" shall mean an individual, partnership, corporation, joint venture, unincorporated association, or other entity, or a government or department or agency thereof.

                  1.33 "PHASE III(b) STUDIES" shall mean clinical or other studies of any Agent which are not necessary for approval of the applicable NDA, but which are begun prior to FDA approval of the applicable NDA.

                  1.34 "PHASE IV STUDIES" shall mean clinical or other studies of any Agent which are undertaken following approval of the applicable NDA, and which are not required to be conducted as a condition of the FDA approval of the applicable NDA.

                  1.35 "PROJECT" or "PROJECTS" shall mean the AM Projects and/or the Cytogen Project.

                  1.36 "PROJECT INFORMATION" shall mean all information developed as a result of the Projects, including, without limitation, techniques, discoveries, processes, know-how, toxicological and pharmacological data, clinical trial results, regulatory applications and documents evidencing approval thereof, and test results, and all information and data provided to a Party pursuant to Article 6 hereof.

                  1.37 "QUALIFIED PERSON" shall mean any employee or agent of Cytogen engaged in the Cytogen Project pursuant to Article 2, the marketing of the Agent pursuant to Section 11 or the performance of Cytogen's other obligations hereunder, or any employee or agent of AM engaged in the AM Project or the performance of AM's obligations hereunder, designated by Cytogen or AM respectively, to receive Agent Technology, Project Information or other information provided pursuant to Article 6 of this Agreement or any other information proprietary to AM or Cytogen, respectively, who has a need to know the information included therein and disclosed to them.

                  1.38 "SUPPLY AGREEMENT" shall mean the Supply Agreement entered into as of the Effective Date by and between Cytogen and AM.

                  1.398 "TERRITORY" shall mean the United States (including its territories and possessions and Puerto Rico).

                  1.40 "THIRD PARTY" shall mean any party other than a Party, to this Agreement.

                  1.41 "TRADEMARKS" shall mean the following trademarks registered in the United States of America: Feridex I.V. and Combidex. Any other mark registered by AM in the United States relating to Feridex I.V., Combidex and Code 7228 (only in the Field of Use) after the Effective Date shall be deemed a Trademark hereunder.

         2. THE PROJECTS. AM shall be responsible for the conduct of, and shall bear all out-of-pocket expenses in connection with, the AM Projects. AM shall consult with the Combidex Project Team and the Code 7228 Project Team in developing plans for clinical trials. Cytogen shall be responsible for the conduct of, and shall bear all out-of-pocket expenses in connection with, the Cytogen Project. AM may conduct Phase III(b) Studies or Phase IV Studies at its own expense, and Cytogen shall have no rights to the benefits thereof. AM will be responsible for all fees paid for FDA approval, including fees paid to the FDA in connection with Combidex, prior to the Combidex Approval Letter Date. AM will be responsible for all fees for FDA approval, including fees payable to the FDA in connection with Code 7228 on filing of the Code 7228 NDA and up to the Code 7228 Approval Letter Date. AM will be responsible for all fees payable to the FDA in connection with the certification of its facilities for commercial production of Agent. Cytogen will be responsible for any other fees payable to the FDA in connection with (i) Code 7228 (in the Field of Use) and Combidex as such Agents incur FDA charges after their respective Approval Letter Dates and (ii) Feridex I.V. if a license is granted under Section 4.2 hereof. Cytogen shall reimburse AM for the Annual Product Registration Fee payable with respect to any NDA for an Agent while Cytogen has exclusive rights under this Agreement to such Agent. AM shall be responsible for the annual Establishment Registration Fee.

         If Cytogen desires to conduct any clinical study solely to enhance the marketing of any Agent and such study necessitates no material labeling change, then Cytogen shall be responsible for conducting any such study and shall be responsible for all costs incurred in connection therewith. AM and Cytogen shall agree to a protocol for such study, PROVIDED, HOWEVER, that Cytogen shall have final approval of any such protocol.

         If AM or Cytogen desires to conduct any clinical study to enhance the marketing of any Agent, which study supports any material changes to the labeling of such Agent, Cytogen and AM shall be responsible for sixty percent (60%) and forty percent (40%), respectively, of the costs incurred in connection therewith. AM and Cytogen shall agree to a protocol for such study, PROVIDED, HOWEVER, that Cytogen shall have final approval of any such protocol.

         3.  COOPERATION.

                  3.1. CYTOGEN ASSISTANCE WITH AM PROJECTS. Cytogen and AM shall mutually agree upon the reasonable assistance that Cytogen shall provide AM with the AM Projects, which will include assistance in reviewing and commenting on information provided by AM, evaluating clinical data and, when deemed appropriate, providing alternative language or other advice believed to be constructive to FDA approval of the NDAs and communication with the FDA. Cytogen shall provide such services to AM at cost. AM shall not contract for services in connection with the AM Projects without first offering to Cytogen the opportunity to submit a proposal to provide such services, such proposal to be submitted by Cytogen within thirty days of AM's request. Cytogen shall not be obligated to submit a proposal and

AM shall not be obligated to accept any such proposal. AM may contract for services from Cytogen or others in its sole discretion. If Cytogen provides such services, AM shall not be responsible to Cytogen for amounts greater than the quoted amount for such services.

                  3.2 COOPERATION REGARDING FDA MATTERS. Prior to the respective Combidex and Code 7228 Approval Dates, AM shall provide the Combidex Project Team and the Code 7228 Project Team with (i) an opportunity to consult in advance with AM regarding clinical trials, research and regulatory applications to be conducted by, or for, AM or to be submitted and filed pursuant to the AM Projects after the date hereof; (ii) a reasonable opportunity to review and comment on material communications with or submissions to the FDA after the date hereof prior to their submission and filing; and (iii) an opportunity to be present at meetings between the FDA and AM concerning Combidex or Code 7228, and shall advise Cytogen from time to time, but no less than on a monthly basis, of the status of the Combidex and Code 7228 NDAs. AM shall be under no obligation to accept any comments or other advice provided by Cytogen, and Cytogen shall have no liability to AM for the consequences to AM of accepting or rejecting any such comments or advice, absent bad faith or willful misconduct by Cytogen. Subject to Section 3.3, AM shall promptly advise Cytogen of any material communication which it may receive from the FDA regarding any Agent and Cytogen shall promptly advise AM of any communication which it may receive from the FDA regarding any Agent. Except as expressly provided in Section 3.5, or prior to the respective Combidex and Code 7228 Approval Dates, Cytogen shall not make any communications to the FDA concerning Combidex or Code 7228 other than through, or with the prior consent of, AM, and AM shall advise Cytogen before it shall make any material communication with the FDA.

                  3.3 POST-MARKETING REGULATORY COMMUNICATIONS. It is the intent of the parties that AM shall, as the sponsor of the Feridex I.V. NDA, the Combidex NDA and the Code 7228 NDA, be primarily responsible for conducting communications with the FDA regarding the Agents. Unless otherwise agreed by the Parties, except as expressly provided in Section 3.5, following the Approval Date with respect to any Agent, neither AM nor Cytogen shall make any material communications to the FDA concerning such Agent without the prior consent of the other unless such communication is required by law or regulation or is of such an urgent and material nature that such Party is not reasonably able to consult with the other Party in advance of the time communication is to be made to the FDA; in which case such Party shall inform the other Party of such communication as soon as practicable thereafter. AM shall use its commercially reasonable efforts to obtain such status of the current circumstances concerning any Agent or NDA for Cytogen as will enable Cytogen to communicate with the FDA concerning the Agent in the emergency circumstance described in this section.

                  3.4. ADVERSE EVENT AND OTHER REPORTING. (a) If Cytogen learns of any information that might give rise to a recall or market withdrawal of any Agent or which might result in a field alert report pursuant to the NDA, or which involves a complaint about the quality or purity of any Agent, then Cytogen shall promptly provide notice thereof to AM. With respect to any Agent, and as between Cytogen and AM, initiation of any recall or market withdrawal, any investigation of any product complaint, or the filing of any field alert report with the FDA, shall be the responsibility of AM, and AM shall be responsible for and handling of all interaction with the FDA and other governmental authorities. To the extent possible under the circumstances, AM will inform Cytogen prior to communicating with the FDA concerning any recall, market withdrawal or field alert report involving any Agent distributed by Cytogen.

                  (b) If in any case where Cytogen's name is on the label of an Agent and Cytogen is of the opinion that a report to a regulatory agency must be made, or a recall or market withdrawal initiated, and such action has not been taken diligently by AM, then Cytogen shall have the right to take such action, if required by law, except that Cytogen will not initiate a recall or market withdrawal without first discussing the matter with the FDA.

                  (c) Any U.S. adverse event report or medical complaint received by Cytogen or AM relating to an Agent shall be promptly investigated by Cytogen. AM will notify Cytogen within one working day of becoming aware of an adverse event or medical complaint, providing appropriate contact information to allow for Cytogen follow-up. Adverse events from outside the U.S. will be followed up by AM. Copies of serious (FDA defined) non-U.S. cases will be transmitted to Cytogen within five (5) working days of AM becoming aware of the case. Any such report that involves an event that is both serious and unexpected (as those terms are defined by then applicable FDA regulations) will be promptly reported to the FDA by Cytogen within fifteen (15) working days of receipt (term definition and reporting requirements to be modified to meet then applicable regulations). Cytogen will provide AM with copies of completed serious (FDA defined) U.S. cases within five (5) working days of Cytogen becoming aware of the case. Cytogen will prepare adverse event periodic reports in accordance with FDA regulations. Periodic reports will be forwarded to AM within twenty-five
(25) days of close of the reporting interval, AM will be responsible for submission of periodic and other non-fifteen (15) day reports to the FDA. Each Party will provide the other with monthly updates of adverse event and product complaint activity.

         3.5      ADVERTISING AND PROMOTIONAL MATERIALS.

                  (a) Prior to the approval of the Combidex NDA, Cytogen will have the exclusive right to submit to the FDA for approval, and negotiate with the FDA with respect to the approval of, the advertising and promotional materials to be used by Cytogen relating to Combidex. If such direct contact with the FDA is not permitted by the FDA, then AM, at no cost to Cytogen, will act as Cytogen's agent in obtaining approval of such advertising and promotional materials. If AM acts as Cytogen's agent, AM may make changes requested by the FDA, only after consultation with and approval of Cytogen.

                  (b) After the approval of the Combidex NDA, Cytogen, to the extent permitted by law and regulation, will have the exclusive right to submit to the FDA and negotiate with the FDA with respect to Cytogen's advertising and promotional materials for Combidex.

                  (c) After the approval of the Code 7228 NDA, Cytogen, to the extent permitted by law and regulation, will have the exclusive right to submit to the FDA and negotiate with the FDA with respect to Cytogen's advertising and promotional materials for Code 7228 in the Field of Use.

                  (d) After the Feridex Start Date, Cytogen, to the extent permitted by law and regulation, will have the exclusive right to submit to the FDA and negotiate with the FDA with respect to Cytogen's advertising and promotional materials for Feridex I.V.

                  (e) The rights granted Cytogen under this Section 3.5 with respect to any Agent shall terminate in the event of the termination of the exclusivity of the license grant with respect to such Agent pursuant to Sections 8.2, 11, 10.2 or 15.3.

                  (f) Notwithstanding anything to the contrary in this Section 3.5, AM shall, solely relating to the use of the Trademarks, have final approval regarding advertising and promotional materials to be submitted to the FDA and any advertising and promotional materials approved by the FDA to confirm that such materials comply with AM's policy for the use of its trademarks; PROVIDED, HOWEVER, that if AM does not object to any advertising and promotional materials proposed by Cytogen within five (5) days of communication thereof to AM by Cytogen in writing, AM shall be deemed to have consented to such materials.

         4.       GRANTS OF RIGHTS AND LICENSES.

                  4.l RIGHTS AND LICENSES. Subject to the terms and conditions contained in this Agreement, AM hereby grants to Cytogen and its Affiliates (a) the non-exclusive right to use the Agent Technology for purposes of performing the Cytogen Project; (b) the exclusive right and license to distribute, market, offer to sell and sell Combidex in the Territory; and (c) the exclusive right and license to distribute, market, offer to sell and sell Code 7228 in the Territory for the Field of Use. AM may request a proposal from Cytogen for the marketing of Code 7228 in the Territory for one or more indications outside the Field of Use. If Cytogen notifies AM in writing within five (5) business days after receipt of such notice of its interest in obtaining such rights, there shall be a period of ***** (***** ) days after such notice from Cytogen to AM in which the Parties may negotiate and execute a final agreement relating thereto or Cytogen may deliver a proposal, binding on itself, covering all the matters set forth in AM's notice to Cytogen. If the Parties do not execute an agreement or if AM declines to accept any binding proposal offered by Cytogen within such ***** (***** ) day period, AM may in its sole discretion enter into a definitive agreement with a Third Party covering the subject matter of the notice from AM to Cytogen requesting a proposal; PROVIDED, HOWEVER, that AM shall not enter into a definitive agreement with a Third Party, other than an Affiliate of AM, granting the rights to market and distribute Code 7228 in the Territory for an indication outside the Field of Use on terms less advantageous to AM than those contained in any proposal made by, and binding upon, Cytogen to obtain such rights. The foregoing shall not restrict AM from granting rights to market Code 7228 to an Affiliate of AM or outside of the Territory; nor shall there be any restriction on AM developing or marketing Code 7228 for any indication outside the Field of Use for its own account. If Cytogen does not make a binding proposal, AM shall have no restrictions as to the matters set forth in its notice requesting a proposal.

                  4.2 RIGHTS TO FERIDEX I.V. Subject to the terms and conditions contained in this Agreement, AM shall grant to Cytogen the exclusive right and license to distribute, market, offer to sell and sell Feridex I.V. in the Territory if the Feridex Agreement terminates for any reason; PROVIDED, HOWEVER, such grant shall not be exclusive to the extent that AM has granted rights to a Third Party which will survive the termination of the Feridex Agreement and solely for the purpose of meeting AM's obligations under the survival provisions of such Feridex Agreement. Such license shall be granted automatically as of the Feridex Start Date.

-----------------------------------

***** Confidential portion omitted and filed separately with the Securities and Exchange Commission.

                  4.3      LICENSE OF TRADEMARKS.

                           (a) Subject to the terms and conditions of this
Agreement and for as long as the license granted under Section 4.1 or 4.2 remains exclusive with respect to Combidex or Feridex I.V., AM hereby grants to Cytogen an exclusive right and license to use the Trademarks in the Territory solely in connection with Cytogen's use, marketing, distribution, offer for sale and sale of the Agent in the Territory to which the Trademark relates; PROVIDED, HOWEVER, the right to use the Feridex I.V. Trademark shall not commence until the Feridex Start Date; PROVIDED, FURTHER, HOWEVER, that Cytogen may not use the trademark "Feridex" in the United States for any activities; in the United States, the word Feridex is to be used as "Feridex I.V."

                           (b) Cytogen shall not use any other marks in
connection with the marketing or sale of Agent or market or sell Agent under any other trademark, whether registered or unregistered without AM's prior written consent, which consent may be granted or withheld in AM's sole discretion.

                           (c) Cytogen undertakes that the nature and quality of
Agent made by it, if any, or for it by any Person (other than AM) and identified by the Trademarks shall at all times conform to the standards set by and maintained by AM.

                           (d) Cytogen acknowledges that AM is the owner of the
Trademarks. Cytogen shall not at any time do, cause to be done, or permit any act or thing inconsistent with, contesting or in any way impairing or tending to impair, such ownership. Cytogen acknowledges that nothing in this Agreement shall give Cytogen any right, title or interest in the Trademarks other than the right to use the Trademarks in accordance with this Agreement. Cytogen agrees that it will not challenge the title or ownership of AM to the Trademarks or attack or contest the validity of the Trademarks and that any such challenge, attack or contest will be deemed a material breach of this Agreement.

                           (e) AM shall register and maintain the Trademarks as
necessary to protect the Trademarks in the Territory during the term of this Agreement. If either Party learns of any unauthorized use of the Trademarks by others in the Territory, such Party agrees to promptly notify the other Party of such unauthorized use.

                           (f) Cytogen shall not alter, cover, obfuscate or
remove any Trademark placed by AM on any vials of Agent. Cytogen shall at all times display the Trademarks with the trademark symbol "R" and any proprietary legend that AM shall determine to be reasonably necessary to protect its rights therein. Cytogen shall not, during the term of this Agreement or thereafter, use, adopt or seek to register the Trademarks or any trademark or trade name similar to or confusing with the Trademarks, or any translation thereof, in any jurisdiction. Cytogen further agrees that, if it shall have obtained or shall obtain in the future, in any jurisdiction, any right, title or interest in any mark, symbol or phrase which shall be identical to, similar to or likely to be confused with any Trademark, or any translation thereof, then Cytogen shall have acted or shall act as an agent and for the benefit of AM for the limited purpose of obtaining such registrations and assigning such registration (and all right, title and interest in such mark, symbol or phrase) to AM. Cytogen further agrees to execute any and all instruments deemed by AM to be necessary to transfer such registrations or such right, title or interest to AM. Cytogen shall not challenge, or assist others in challenging, the validity or ownership of any Trademarks.

                  4.4 SUBLICENSEES. So long as the rights and licenses remain exclusive, Cytogen may sublicense any of the rights or licenses granted to Cytogen in this Article 4 to any Person, but not without the prior written consent of AM, such consent not to be unreasonable withheld, it being agreed that consent shall not be deemed to be unreasonably withheld if, in AM's judgment, that consent would not be in the commercial best interests of AM; PROVIDED, HOWEVER, that Cytogen shall have the right, without the consent of AM, to transfer Agent to any Affiliate for marketing and resale in the Territory. Cytogen shall be responsible for the payment of all payments and royalties due and the making of reports under this Agreement by reason of sales of any Agent by its Affiliates and Approved Sublicensees and their compliance with all applicable terms of this Agreement.

         5. LICENSE FEES.

                  5.1 PAYMENTS. In consideration of the rights and licenses granted pursuant to Article 4, Cytogen shall issue, on the Effective Date, two million (2,000,000) shares of its common stock, par value $.01 per share, to AM. A certificate or certificates representing one million five hundred thousand (1,500,000) shares shall be delivered to AM on the date hereof. Two certificates representing two hundred fifty thousand (250,000) shares each shall be delivered to an escrow agent and placed in an escrow account to be distributed pursuant to the terms set forth in the Escrow Agreement.

         Of the 1,500,000 shares not subject to escrow, AM shall not transfer, sell or otherwise dispose of 1,200,000 shares; PROVIDED, HOWEVER, that this restriction on transfer shall terminate with respect to 300,000 shares one month after the Effective Date and an additional 300,000 shares on each monthly anniversary of the Effective Date thereafter.

         Such shares shall have been issued pursuant to a registration statement filed with and declared effective by the U.S. Securities and Exchange Commission and shall be freely tradable without restriction under the Securities Act of 1933, as amended. Certificates representing such shares shall be issued in the name of AM and delivered to AM upon the Effective Date and shall not be inscribed with any restrictive legends relating to registration under the Securities Act.

         6. DISCLOSURE OF PROJECT AND OTHER INFORMATION. Each Party (the "Delivering Party") shall, at the reasonable request of the other Party (the "Receiving Party"), disclose and deliver to such Qualified Persons as shall be designated by the Receiving Party to the Delivering Party, as it becomes available, all Agent Technology and such additional information and data which it may develop or acquire relating to any Agent and the Agent Technology necessary to enable the other Party to exercise its then existing rights and perform its then existing obligations hereunder, including all information concerning product formulation and information provided to AM by Third Party licensees of any Agent with respect to that Agent (including regulatory filings made by such licensees with applicable regulatory authorities) to the extent such disclosure is permitted under the terms of AM's agreements with such Third Parties. AM agrees that to the extent that disclosure to Cytogen of such information provided to AM by Third Party licensees is not so permitted, AM shall use commercially reasonable efforts to obtain such licensee's consent to such disclosure, or to otherwise enable Cytogen to obtain access to such information (consistent with AM's agreements with such Third Party). Each Party shall also provide the other with all information currently known (or which subsequently becomes known) to it regarding handling precautions, toxicity, and hazards associated with the Agent. Said information shall be provided in written form. If requested by Cytogen, AM shall provide Cytogen with the appropriate Material Safety Data Sheet for the Agent.

         7.  CONFIDENTIALITY.

                  7.1 CONFIDENTIALITY. Except as expressly permitted in this
Section 7.1, Cytogen shall maintain the confidentiality of all written or orally disclosed Agent Technology, Project Information, information provided pursuant to Article 6 and other information proprietary to AM (collectively "AM Confidential Material"), and not disclose any such AM Confidential Material to any Person (including its own employees and agents), other than Qualified Persons who have signed Cytogen's standard agreement protecting the confidentiality of Third Party information prior to such disclosure, and shall hold the same in confidence and shall use the same only for the purposes specified herein. Notwithstanding anything in this Agreement to the contrary, Cytogen may disclose such AM Confidential Information: (i) to Affiliates or Approved Sublicensees on a confidential basis to the extent necessary to enable them to perform the Cytogen Project (to the extent permitted pursuant to Article
2) and (ii) to Affiliates or Approved Sublicensees on a confidential basis to the extent necessary to enable them to market (to the extent permitted under Section 4.4 and 4.5) Agent in the Territory; PROVIDED, HOWEVER, that Cytogen shall be responsible for any failure by any such Affiliate or Approved Sublicensee to (a) maintain the confidentiality of such information (except as provided in Section 7.2), (b) use it only for such purposes and/or
(c) disclose it only to employees who need to know such information for such purposes and who have previously signed Cytogen's standard agreement, referred to above, or are otherwise bound by obligations substantially similar to those in such standard agreement, prior to such disclosure.

                  7.2. EXCEPTIONS.

                       (a) The obligations of confidentiality and restrictions on use imposed upon Cytogen by Section 7.1 shall not apply to any AM Confidential Information that was:

                               (i) in the public domain before the Effective
Date or subsequently came into the public domain other than through any act or omission of Cytogen; or

                               (ii) lawfully received by Cytogen without an
obligation of confidentiality from a source other than AM; or

                               (iii) disclosed with the prior written approval
of AM.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, Cytogen and its Affiliates and Approved Sublicensees may disclose or deliver any such AM Confidential Information (i) to any government agency or official to the extent that such disclosure or delivery is necessary for compliance with any law or regulation or (ii) to any Third Party if required to be disclosed by governmental or judicial order, in which case Cytogen shall promptly notify AM and take reasonable steps to assist in contesting such order or in protecting AM's rights prior to disclosure.

                  7.3 PROJECT INFORMATION DISCLOSED TO AM. AM shall be obligated to maintain the confidentiality of any Project Information, marketing and business plans and strategies developed by Cytogen and disclosed or delivered to AM by Cytogen to the same extent that Cytogen is obligated to maintain the confidentiality of Project Information pursuant to Section 7.1, except that AM may share information on adverse events and Project Information with the FDA and may share such information, on a confidential basis, with Third Party licensees of Agent if (a) such Third Party licensee, or AM, has provided comparable information developed by or on behalf of, or owned or Controlled by, such Third Party licensee, to Cytogen, or (b) such Third Party licensee has agreed to the disclosure of such comparable information to Cytogen when it is developed. Such obligation on the part of AM shall be subject to the same exceptions and conditions that are applicable to Cytogen's maintenance of the confidentiality of Project Information pursuant to Section 7.2.

                  7.4 This Article 7 shall survive termination of this Agreement for any reason for a period of five (5) years.

         8. INFRINGEMENT ACTIONS.

                  8.1 INFRINGEMENT OF AGENT TECHNOLOGY OR MANUFACTURING TECHNOLOGY. Cytogen and AM shall promptly notify each other of any infringement or misappropriation of any patent or proprietary right that forms part of the Agent Technology or Manufacturing Technology and shall provide each other with any available evidence of such infringement or misappropriation. AM shall promptly investigate all such alleged infringement or misappropriation and advise Cytogen about any action it intends to take within two (2) months of notice from Cytogen or discovery by AM. Cytogen shall not institute any action during this period or during the pendency of any action instituted by AM. AM shall have the right, but not the obligation, at its sole cost and expense, to take all reasonable steps necessary to enjoin and prevent such infringement or misappropriation and/or to seek damages as a consequence thereof, including the institution and maintenance of legal or equitable proceedings. If AM determines that it is necessary for Cytogen to join in any such suit, action or proceeding, Cytogen shall, at AM's expense, execute all papers and perform such other acts as may be reasonably required and may, at its option, be represented by counsel of its choice; PROVIDED that AM shall control the decisions related to the litigation. If AM shall cause Cytogen to join in any such suit, action, or proceeding, then AM shall reimburse Cytogen for all reasonable expenses (including reasonable attorneys' fees) incurred in connection with any such suit, action or proceeding, as such expenses are incurred. If AM lacks standing to bring any such suit, action or proceeding, then Cytogen shall, at the request of AM, do so upon AM's undertaking to indemnify and hold it harmless (to the extent permissible by law) from all consequent liability and to reimburse it for all reasonable expenses (including reasonable attorneys' fees) incurred in connection therewith, as such expenses are incurred; PROVIDED that AM shall control the decisions related to the litigation. Any amount received by AM in or as a result of any proceeding referred to in the fourth sentence of this paragraph shall be paid, first, to reimburse AM for any out-of-pocket expenses incurred in connection with such proceeding, and next to reimburse AM and Cytogen for any damages actually suffered by either party as a result of such infringement or misappropriation (other than consequential or incidental damages, such as loss of profits), and any additional amounts remaining after such application shall be shared equally by AM and Cytogen. Notwithstanding the foregoing, AM shall not be required to directly or indirectly contest, or intentionally assist in any contest of, any patent or other proprietary right licensed to AM if AM would thereby breach the terms of its license to such patent or other proprietary interest.

         After evaluating such claims, if AM does not, at its option, within such period of two (2) months, either bring suit or cause such alleged infringement or misappropriation to cease, then Cytogen shall have the right, but not the obligation, to prosecute all substantial claims of infringement or misappropriation of any of said patents or proprietary rights, at its own expense and for its own benefit, in the name of AM, if necessary, and AM agrees to execute any necessary papers for such suits (at Cytogen's expense). If Cytogen determines that it is necessary for AM to join in any such suit, action or proceeding, AM shall, at Cytogen's expense, execute all papers and perform such other acts as may be reasonably required and may, at its option, be represented by counsel of its choice; PROVIDED that Cytogen shall control the decisions related to the litigation. If Cytogen shall cause AM to join in any such suit, action, or proceeding, then Cytogen shall reimburse AM for all reasonable expenses (including reasonable attorneys' fees) incurred in connection with any such suit, action or proceeding, as such expenses are incurred. Any amount received by Cytogen in or as a result of any such proceeding shall be paid, first, to reimburse Cytogen for any out-of-pocket expenses incurred in connection with such proceeding, and next to reimburse Cytogen and AM for any damages actually suffered by each Party as a result of such infringement or misappropriation (other than consequential or incidental damages, such as loss of profits), and any additional amounts remaining after such application shall be shared equally by Cytogen and AM.

                  8.2      INFRINGEMENT OF PATENTS OF THIRD PARTIES.

                           (a)  If, in the Collective Opinion of Patent
Counsel, a patent or patents covering the manufacture, use or sale of any Agent should issue or have issued in the United States in the Field of Use, if applicable, to a Third Party, AM shall attempt to negotiate a license from such Third Party to permit the manufacture, use and sale by AM and its licensees of such Agent. If AM shall obtain a license to any such patent or patents covering any Agent directly from such Third Party, Cytogen shall receive a sublicense under such license, and Cytogen shall, on a quarterly basis, reimburse AM in an amount equal to ***** percent (*****%) of AM's cost of obtaining such license, including any license fees and royalty payments (excluding such portion, if any, of such cost that is attributable to sales by AM and/or its licensees of products other than any Agent or outside the Field of Use, if applicable, to sales of any Agent by AM and/or its licensees outside the Territory or to considerations other than the sale of Agent in the

------------------------------
***** Confidential portion omitted and filed separately with the Securities and Exchange Commission.

Territory). To the extent that the total payment to AM in any fiscal quarter under the preceding sentence would exceed ***** percent (*****%) of the total Royalty payments from Cytogen that are due to AM for such quarter pursuant to
Section 10.1, such excess amount shall not be payable in that quarter, and shall instead be carried forward and paid quarterly as soon thereafter as is possible without causing the payments by Cytogen under this paragraph in any quarter to exceed ***** percent (*****%) of the total Royalty payments from Cytogen that are due to AM for such quarter pursuant to Section 10.1. If AM is not successful in obtaining such a license within three months of the Collective Opinion of Patent Counsel, and if Cytogen thereafter obtains such a license, the Parties agree that ***** percent (*****%) of any consideration paid by Cytogen therefor, including royalties paid by Cytogen pursuant to such license and license fees paid to obtain such license, shall be creditable against the Royalty payments due from it to AM pursuant to Section 10.1 with respect to the Agent or Agents to which the Collective Opinion of patent Counsel relates; PROVIDED, however, that Cytogen shall use commercially reasonable efforts to enter into any such licensing arrangements on the most favorable terms then available. In no event, however, shall the total credit available to Cytogen in any fiscal quarter under this paragraph exceed ***** percent (*****%) of the total Royalty payments from Cytogen that would have been due to AM for such quarter (prior to giving effect to such credit) pursuant to Section 10.1 of this Agreement. To the extent any credit available to Cytogen under this Agreement cannot be totally exhausted in any period, the balance of such credit shall be carried forward and used in future periods until it is so exhausted. If (i) AM and/or Cytogen are unable to obtain the license referred to above within ninety (90) days after the date of the Collective Opinion of Patent Counsel, or (ii) the consideration to be paid to a Third Party for such license would (x) exceed ***** percent (*****%) of Agent Net Sales relating to such Agent that allegedly infringes the patents or proprietary rights for the six-month period ending prior to the date of the Collective Opinion of Patent Counsel or (y) make such Agent commercially unviable for either Party, then either Party shall have the right for thirty
(30) days after the expiration of such ninety (90) day period to terminate the licenses granted hereunder with respect to such Agent and the obligation to market and supply such Agent. In the event that the foregoing applies to two or more Agents, either party shall have the right for thirty (30) days after the expiration of such ninety (90) day period to terminate this Agreement by written notice to the other Party hereto. During the period from the

----------------------------
***** Confidential portion omitted and filed separately with the Securities and Exchange Commission.

issuance of the Collective Opinion of Patent Counsel until such time as a license is secured pursuant to this Section 8.2(a) or a termination as described above is effected, Cytogen shall not be obligated to meet its minimum revenue obligations under Section 10.2, AM shall not be required to supply the applicable Agent pursuant to the Supply Agreement and AM shall have no indemnity obligations under Section 8.2(b) or (c) hereof for sales by Cytogen of such Agent during such period. Any failure to deliver Agent as a consequence of this
Section 8.2(a) shall not be deemed a breach of the Supply Agreement, shall not give rise to any right of Cytogen to manufacture any Agent and any cure periods shall be extended during this period.

                  (b) Should a Third Party institute a patent infringement suit against Cytogen or an Affiliate thereof in the United States during the term of this Agreement charging that their sale or manufacture, if permitted under the Supply Agreement, of any Agent in the United States infringes one or more United States patents owned by or licensed to such Third Party, Cytogen shall so notify AM. AM shall have the option at its expense to control the defense of such suit, in which case Cytogen shall execute all papers and perform other acts as AM may reasonable request. AM shall reimburse Cytogen for any out-of-pocket expenses in connection with the suit. If AM elects not to control the defense, then, except as set forth in paragraph (c) below, Cytogen shall have the right to reduce the Royalty amount payable to AM pursuant to Section 10.1 of this Agreement with respect to such Agent up to ***** percent (*****%) of the amount of reasonable out-of-pocket costs, including legal fees incurred by Cytogen, in defending or settling such suit. In no event, however, shall the total credit available to Cytogen in any fiscal quarter under this paragraph exceed ***** percent (*****%) of the total Royalty payments from Cytogen that would have been due to AM for such quarter (prior to giving effect to such credit) pursuant to Section 10.1 of this Agreement. To the extent any credit available to Cytogen under this Agreement cannot be totally exhausted in any period, the balance of such credit shall be carried forward and used in future periods until it is so exhausted. Such reimbursement or credit shall not include the cost of Cytogen's in-house attorneys' or other Cytogen employees' time. If such Third Party suit is not successfully defended by Cytogen or AM, AM shall indemnify Cytogen for ***** percent (*****%) of all damages which may be finally awarded against Cytogen based upon such patent infringement. If a license is negotiated, the payments for such license shall be controlled by the provisions of paragraph (a) above.

---------------------------------
***** Confidential portion omitted and filed separately with the Securities and Exchange Commission.

                  (c) Should a Third Party institute a patent infringement suit against AM, or against AM and Cytogen jointly, in the United States based on:
(i) any modification or enhancement of Agent or of the Agent Technology or Manufacturing Technology, or (ii) the method of the manufacture, finish or use of the Agent; which in either case (i) or (ii) is not the result of AM's acts but that of Cytogen or its Affiliates or Approved Sublicensees, Cytogen shall reimburse AM for ***** percent (*****%) of the amount of reasonable out-of-pocket costs, including legal fees incurred by AM, in defending such suit and AM shall be entitled to control such defense; PROVIDED, HOWEVER, that Cytogen shall be able to participate fully in the preparation of such defense and that AM shall make no settlement agreement affecting material rights held by Cytogen without the consent of Cytogen. Such credit shall not include the cost of AM's in-house attorneys' or other AM employees' time. If such Third Party suit is not successfully defended by Cytogen or AM, Cytogen shall indemnify AM for ***** percent (*****%) of all damages which may be finally awarded against it based upon patent infringement. If a license is negotiated, the payments for such license shall be controlled by the provisions of paragraph (a) above.

                  (d) Nothing in this Article shall prevent either Party, at its own expense, from obtaining any license or other rights from Third Parties it deems appropriate in order to permit the full and unhindered exercise of its rights under this Agreement.

                  (e) If (i) as a result of any claim made against either Party during the term of this Agreement or the Supply Agreement alleging that the manufacture and sale to Cytogen of any Agent by AM or the manufacture, use or sale of any Agent by Cytogen (in the case of a claim against Cytogen) infringes or misappropriates any patent or any other proprietary right of a Third Party, a judgment is entered against such Party by a court of competent jurisdiction from which no appeal can be or is taken within the time permitted for appeal, such that AM cannot manufacture an Agent or sell the Agent to Cytogen in the United States (in the case of a claim against AM), or that Cytogen cannot sell an Agent in the United States (in the case of a claim against Cytogen), without infringing the patent or other proprietary rights of such Third Party and (ii)
(A) AM and/or Cytogen are unable to obtain the license referred to in subsection
(a) above within ninety (90) days after such entry of judgment, or (B) such consideration to be paid to a Third Party for such license would (x) exceed **** *percent (*****%) of Agent Net Sales relating to such Agent that infringes the patents or proprietary rights for the six-month period ending prior to the time such infringement or misappropriation complaint is filed in a court of competent jurisdiction or (y) make such Agent commercially unviable to either Party, then either Party

---------------------------------
***** Confidential portion omitted and filed separately with the Securities and Exchange Commission.

shall have the right for thirty (30) days after the expiration of such ninety (90) day period to terminate the licenses granted hereunder with respect to such Agent and the obligation to market such Agent. In the event that the foregoing applies to two or more Agents, either party shall have the right for thirty (30) days after the expiration of such ninety (90) day period to terminate this Agreement by written notice to the other Party hereto.

                  8.3 LIMITATION OF REMEDIES. The provisions of Section 8.2 set forth the Parties' only remedies against each other in respect of the subject matter thereof, absent bad faith or willful misconduct. In no event shall either Party be liable to the other under this Article 8 for incidental or consequential damages (including, but not limited to, loss of profits or loss of use damages).

         9. OWNERSHIP. (a) AM shall be the sole and exclusive owner of (i) the Agent Technology, subject to Cytogen's rights pursuant to Article 4 hereof, (ii) the Manufacturing Technology, subject to Cytogen's rights pursuant to Article 4 hereof, and (iii) the Project Information obtained and/or developed exclusively by AM, subject to Cytogen's rights pursuant to Article 4 hereof. Cytogen shall be the sole and exclusive owner of Project Information developed exclusively by Cytogen, and such information may not be used by AM or licensed by AM to any person without Cytogen's consent except as otherwise provided in Article 7. Project Information, other than patents and patent applications, obtained and/or developed jointly by AM and Cytogen shall be deemed owned jointly and severally by them, without an obligation of accounting. Any inventions conceived and reduced to practice for which a patent is filed having named investors on the patent including both one or more AM employees and one or more Cytogen employees ("Joint Invention(s)"), shall belong jointly to AM and Cytogen. AM shall have the first right, at its own expense, to prepare, file, prosecute and maintain patent application(s) and patent(s) for Joint Invention(s) in the United States and foreign countries. AM shall provide Cytogen with a copy of such application at least fifteen (15) days prior to filing and a filed copy within thirty (30) days of filing. In the event AM elects not to prepare, file, prosecute and/or maintain any such patent application(s) and/or patent(s) in any jurisdiction, AM shall notify Cytogen at least thirty (30) days prior to taking, or not taking any action which would result in abandonment, withdrawal or lapse of such patent application(s) or patent(s). In any event, Cytogen shall have the right to prepare, file, prosecute and maintain, at its own expense, patent application(s) and patent(s) on any Joint Invention(s) for which AM elects not to seek or maintain patent protection in the United States. Title to all patents issued thereon, regardless of which party filed the corresponding application(s), shall be jointly held by AM and Cytogen. AM's rights to a Joint Invention are subject to Cytogen's rights as a joint owner and the rights and licenses granted to Cytogen in this Agreement. Neither party shall grant any rights to a Joint Invention to a Third Party which would limit the other party's rights as a joint owner of the Joint Inventions.

                  (b) AM shall pay any fees necessary to maintain the Patents in effect. If AM determines, in its sole judgment, not to maintain any of the Patents, it shall timely notify Cytogen so that Cytogen may pay the necessary maintenance fees on AM's behalf. If Cytogen elects to pay the maintenance fees, AM shall execute any documents necessary to assign such Patent to Cytogen for such period as Cytogen continues to pay such maintenance fees. Cytogen's right set forth in this Section 9(b) shall be the sole and exclusive remedy for AM's failure to maintain any Patent.

         10. SUPPLY; ROYALTIES.

                  10.1 PAYMENT. In consideration of the rights granted hereunder, Cytogen shall pay to AM a royalty (the "Royalty") in an amount equal to ***** percent (*****%) of Agent Net Sales, on the payment terms set forth in subsection 12.1; PROVIDED that such Royalty shall be reduced to ***** percent (*****%) for any Agent if Cytogen's license under this Agreement is converted to a non-exclusive license with respect to such Agent and shall be reduced to *****% for any Agent upon the expiration of the last to expire Patent covering such Agent. Such Royalty shall be payable as long as AM continues to provide Agent to Cytogen pursuant to the Supply Agreement. Furthermore, such Royalty shall also be payable, if applicable, as long as Cytogen manufactures Agent pursuant to the Supply Agreement.

                  10.2 MINIMUM REVENUES. (a) With respect to Combidex, for each full twelve-month period beginning on the first day of the fiscal quarter commencing after the Combidex Approval Date, the total amount of revenue to AM resulting from royalties on Agent Net Sales of Combidex under this Agreement and payments for Combidex under the Supply Agreement shall not be less than:

                  First Year                         $*****
                  Second Year                        $*****
                  Third Year                         $*****
                  Fourth Year                        $*****
                  Fifth Year                         $*****
                  Thereafter                         *****

---------------------------------
***** Confidential portion omitted and filed separately with the Securities and Exchange Commission.

         If such revenues are less than such amount in any period, AM shall have the right to elect that the licenses and rights granted under this Agreement with respect to Combidex be converted to non-exclusive licenses and rights.

                  (b) With respect to Code 7228, for each full twelve-month period beginning on the first day of the third fiscal quarter commencing after the Code 7228 Approval Date, the total amount of revenue to AM resulting from royalties on Agent Net Sales of Code 7228 and Combidex combined under this Agreement and payments for Combidex and Code 7228 combined under the Supply Agreement by Cytogen shall not be less than:

                  First Year                         $*****
                  Second Year                        $*****
                  Third Year                         $*****
                  Fourth Year                        $*****
                  Fifth Year                         $*****
                  Thereafter                         *****

         If such revenues for Code 7228 and Combidex combined are less than such amount in any period, AM shall have the right to elect that the licenses and rights granted under this Agreement with respect to Code 7228 be converted to non-exclusive licenses and rights.

                  (c) If Combidex may not be marketed and sold due to FDA action or any reason unrelated to an action or inaction of Cytogen and outside its control, the Parties shall negotiate in good faith to revise the minimum revenue targets set forth in Section 10.2(b).

                  (d) The requirement to achieve the minimum revenue targets set forth above shall be suspended during any period when (i) a Third Party is marketing a Competing Product in the Territory that competes with Combidex or (for purposes of Section 10.2(b) only) Code 7228, such Competing Product has attained a market share of twenty-five percent (25%) or greater in any calendar quarter (measured as sales of such Competing Product divided by sales of all products which are Competing Products and the relevant Agent), Cytogen has notified AM pursuant to Section 8.1(a) that

---------------------------------
***** Confidential portion omitted and filed separately with the Securities and Exchange Commission.

such Competing Product infringes some portion of the Agent Technology, and AM has elected not to institute any action to prohibit the marketing of such Competing Product, (ii) AM fails to supply a sufficient amount of Agent to meet the minimum revenue targets or (iii) as provided in Section 8.2(a).

                  (e) If AM converts any license to a non-exclusive license pursuant to this Section 10.2, the minimum revenue requirement for any such Agent shall terminate and Cytogen shall not be required to use its commercially reasonable efforts to market or sell such Agent.

         11. OBLIGATION OF CYTOGEN TO MARKET AGENT.

                  From and after the respective Combidex or Code 7228 Approval Date, Cytogen shall use ***** efforts to market and sell Combidex and/or Code 7228, as the case may be, in the Territory. From and after the date which is two months after the Feridex Start Date, Cytogen shall use ***** efforts to market Feridex I.V. in the Territory. As part of said obligation, Cytogen agrees that, it will commence the marketing of each Agent as soon as practicable, but in any event not more than sixty (60) business days following any Approval Date or the Feridex Start Date (each, a "Market Launch Date"). If Cytogen fails to commence marketing of any Agent within such period, in addition to any other remedy it may have, AM will have the option to terminate the licenses and rights granted under Article 4 with respect to that Agent. If AM chooses to terminate such rights and licenses, AM shall so notify Cytogen. Cytogen's obligations to market and AM's obligation to supply such Agent shall cease and each party shall follow the procedures of Section 15.4(b) with regard to the return or destruction of any Agent Technology or other information. Subsequent to the Effective Date, the parties agree to cooperate and coordinate their activities in connection with any such Market Launch Date.

         12. REPORTS AND ACCOUNTING FOR AGENT.

                  12.1 PAYMENTS AND MONTHLY REPORTS FOR AGENT NET SALES. Within thirty (30) days after the close of each calendar quarter after Cytogen commences sales of any Agent, Cytogen shall deliver to AM a report containing an accounting to AM with respect to all Agent Net Sales for such quarter. Such report shall indicate the amount and calculations of any payments of Royalties due to AM pursuant hereto, and the amount of Agent Net Sales separately for each Agent, and shall be accompanied by payment thereof in full of such Royalties. If no payment is due for any calendar quarter, Cytogen shall so report. Interest on all payments due to AM and not paid by Cytogen when due shall accrue at a rate of 12% per annum from the due date, or such maximum rate

---------------------------------
***** Confidential portion omitted and filed separately with the Securities and Exchange Commission.

allowed by law if less. No sales of Agent to any Person shall be counted more than once in the calculation of Agent Net Sales, and no payments under Article 10 shall be payable more than once with respect to any sale of Agent, i.e., payments due AM with respect to any sale of Agent shall not be cumulative.

                  12.2 ANNUAL REPORTS. Cytogen shall cause to be delivered to AM, within ninety (90) days after the end of each fiscal year of Cytogen, a report certified by an authorized financial officer of Cytogen setting forth the basis upon which payments were calculated hereunder during the preceding fiscal year and the amount of payments payable hereunder during and with respect to such fiscal year.

                  12.3 RECORDS. Cytogen shall keep and maintain in accordance with U.S. generally accepted accounting principles, consistently applied, proper and complete records and books of account with respect to the payments made or due pursuant to Article 10 but no longer than three (3) years after the year in which such Agent Net Sales occurred. AM shall have the right, upon reasonable prior written notice to Cytogen but in no event less than ten (10) days notice, during normal business hours, and at its own expense to examine or to have examined by a certified public accountant, or other person reasonably acceptable to Cytogen, pertinent books and records of Cytogen, solely for the purpose of determining the correctness of payments made hereunder.

                  12.4 CURRENCY. All payments and royalties payable under this Agreement shall be paid in U.S. dollars in immediately available funds to an account designated by AM.

         13. COMPLIANCE WITH REGULATIONS.

                  Each Party will comply with, and cause any of their Affiliates performing any of their respective rights or obligations hereunder (and in the case of Cytogen, will use its reasonable best efforts to cause its Approved Sublicensees) to comply with, all laws and regulations applicable to such rights and obligations.

                  14. REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY. The following provisions relate to representations and warranties by the Parties made in connection with this Agreement and the Supply Agreement:

                  14.1 BY AM. AM represents and warrants to Cytogen as follows:

                       (a) AM is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware.

                       (b) AM has all necessary corporate power to enter into and perform its obligations under each of the Cytogen Agreements and has taken all necessary corporate action under the laws of the state of Delaware and its certificate of incorporation and by-laws to authorize the execution and consummation of the Cytogen Agreements.

                       (c) AM's performance under and in accordance with each of the Cytogen Agreements will not result in a breach of or constitute a default under any contract between AM and a Third Party, and will not violate any United States statute, rule or governmental regulation applicable to AM.

                       (d) AM is the sole and absolute owner of all of the Patents and the Trademarks, and has the right to grant the exclusive rights and licenses granted under Article IV, subject to the Feridex Agreements.

                       (e) To the best of AM's knowledge, all the Patents and Trademarks are in full force and effect and have been maintained to date.

                       (f) Other than litigation disclosed in its filings with the Securities and Exchange Commission, AM is not aware of any asserted claim or demand, or unasserted claim or demand which is likely to be asserted against the Patents or Trademarks;

                       (g) AM has not entered into any agreement with any Third Party which is in conflict with the rights granted to Cytogen or the obligations assumed by AM pursuant to the Cytogen Agreements.

                       (h) Other than litigation disclosed in its filings with the Securities and Exchange Commission, AM is not aware of any asserted claim or demand, or Third Party unasserted claim or demand, which is likely to be asserted, which AM considers valid, which would materially affect AM's ability to perform its obligations under the Cytogen Agreements.

         14.2 BY CYTOGEN. Cytogen represents and warrants to AM, as follows:

                  (a) Cytogen is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.

                  (b) Cytogen has all necessary corporate power to enter into and perform its obligations under the Cytogen Agreements and has taken all necessary corporate action under the laws of Delaware and its charter and by-laws to authorize the execution and consummation of each of the Cytogen Agreements.

                  (c) Cytogen's performance under and in accordance with each of the Cytogen Agreements will not result in a breach of or constitute a default under any contract between Cytogen and a Third Party, and will not violate any United States statute, rule or governmental regulation applicable to Cytogen.

                  (d) Cytogen has not entered into any agreement with any Third Party which is in conflict with the rights granted to AM or the obligations assumed by Cytogen pursuant to the Cytogen Agreements.

                  (e) Cytogen is not aware of any asserted claim or demand or Third Party unasserted claim or demand which is likely to be asserted, which Cytogen considers valid, and which would materially affect Cytogen's ability to perform its obligations under this Agreement or the Supply Agreement.

                  (f) The authorized capital stock of Cytogen consists of 250,000,000 shares of common stock, par value $.01 per share ("Cytogen Common Stock"), and 5,400,000 shares of preferred stock, par value $.01 per share ("Cytogen Preferred Stock"), of which Cytogen Preferred Stock, 200,000 shares have been designated Series C Junior Participating Preferred Stock, $.01 par value. At the close of business on August 23, 2000, (i) 73,166,056 shares of Cytogen Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, and free of preemptive rights, (ii) no shares of Cytogen Common Stock were held in the treasury of Cytogen, (iii) 5,682,837 shares of Cytogen Common Stock were reserved for future issuance pursuant to stock option arrangements of Cytogen (collectively, the "Cytogen Stock Option Plans"). No shares of Cytogen Preferred Stock are issued and outstanding. As of the date of this Agreement, except as set forth above, no shares of capital stock or other voting securities of Cytogen were issued, reserved for issuance or outstanding. As of the date of this Agreement, except for stock options covering not in excess of 3,974,336 shares of Cytogen Common Stock issued under the Cytogen Stock Option Plans (collectively, the "Cytogen Stock Options"), rights to purchase covering approximately 371,950 shares of Cytogen Common Stock under the Cytogen Employee Stock Purchase Plan, warrants to purchase 328,012 shares of Cytogen Common Stock, approximately 923,534 shares of Cytogen Common Stock underlying a certain convertible promissory note and 950,000 shares of Cytogen Common Stock issuable, in certain circumstances, pursuant to an acquisition agreement, there are no options, warrants, calls, rights or agreements to which Cytogen or any of its subsidiaries is a party or by which any of them is bound obligating Cytogen or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Cytogen or obligating Cytogen or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Cytogen does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Cytogen on any matter.

                  (g) The shares of Cytogen Common Stock to be issued in accordance with this Agreement will be, upon issuance, duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof. Such issuance of shares of Cytogen Common Stock will be free of any restrictions on transfer imposed by Cytogen, other than those contemplated by this Agreement. There are no preemptive rights or other anti-dilution rights which would become effective upon or prohibit such issuance of shares of Cytogen Common Stock.

                  (h) No stop order suspending the effectiveness of the registration statement covering the issuance of the shares of Cytogen Common Stock to AM under the terms of this Agreement has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of Cytogen, are contemplated by the Securities and Exchange Commission.

         14.3 LIMITATIONS. Notwithstanding the foregoing, Cytogen's sole remedies if it is alleged or determined that Cytogen's exercise of any of its rights hereunder would infringe upon, or conflict with, any patent or other proprietary right of any Third Party shall be as set forth in Section 8.2, and AM's sole remedies if it is alleged or determined that AM's exercise of any of its rights hereunder would infringe upon, or conflict with, any patent or proprietary right of any Third Party shall be as set forth in Section 8.2. Except in connection with a breach of the confidentiality obligations of Article VII hereof or in connection with an infringement or misappropriation by one Party of the intellectual property of the other, neither Party shall be liable to the other for any indirect, incidental, special, or consequential damages in connection with this Agreement, however caused, whether based on contract, tort, warranty, or other legal theory, and even if such Party has been informed in advance of the possibility of such damages or such damages could have been reasonably foreseen by such Party.

     15. TERM AND TERMINATION.

             15.1 TERM. This Agreement shall continue in force until August __, 2010, with rolling automatic successive renewal periods of an additional five
(5) years, unless notice of non-renewal
or termination is given by Cytogen or AM ninety (90) days prior to the commencement of any renewal period, and unless and until terminated pursuant to the provisions of Section 15.2.

         15.2 TERMINATION EVENTS. This Agreement may be terminated:

              (a) at any time, by Cytogen or AM, in accordance with and to the extent permitted by the provisions of Section 8.2 hereof;

              (b) at any time, by Cytogen or AM if the other Party shall materially breach any of the terms, conditions and agreements contained herein to be kept, observed, and performed by it, in which case the non-breaching Party may terminate this Agreement at its option and without prejudice to any of its other legal and equitable rights or remedies except as specifically provided in this Agreement, by giving the Party which committed the breach sixty (60) days written notice, particularly specifying the breach, unless the notified Party within such sixty (60) days shall have cured the breach;

              (c) at any time, if any assignment shall be made by either Party for the benefit of creditors, or if a receiver, trustee in bankruptcy or similar officer shall be appointed to take charge of all of the property of either Party, or if either Party files a voluntary petition under applicable bankruptcy laws or such a petition is filed against either Party and is not dismissed within sixty (60) days, the other Party may immediately terminate this Agreement by giving written notice of termination; or

              (d) by AM or Cytogen, upon thirty (30) days written notice, if the Supply Agreement has terminated; provided, however, that the notice of termination of this Agreement pursuant to this subsection must be served on the other party within ninety (90) days of the termination of the Supply Agreement, as applicable.

         15.3 PARTIAL TERMINATION FOR CERTAIN AGENTS. The obligations of Cytogen to market any Agent and the grant of the rights and licenses by AM with respect to such Agent may be terminated (a) at any time, by AM or Cytogen, upon thirty
(30) days written notice, in the event of significant BONA FIDE concerns about the safety or efficacy of such Agent on the part of the chief medical officer of the party asserting such concern, such concerns to be set forth in writing and delivered to the other Party with the termination notice. Concerns about safety shall be considered an appropriate basis for termination of the obligations or license with respect to such Agent under this subsection if the safety profile of the Agent is such that it fails a risk/benefit analysis conducted by physicians experienced in the use of MRI contrast media. Concerns about efficacy shall be considered an appropriate basis for termination of the obligations or license with respect to such Agent under this subsection if physicians experienced in the use of MRI contrast media conclude that the Agent is of little diagnostic value; or

              (b) at any time by AM or Cytogen in accordance with the terms and provisions of Section 8.2.

         15.4 EFFECT OF EXPIRATION OR TERMINATION.

              (a) Except as otherwise provided in Article 7, Article 13, or subsections (c) and (d) of this Section 15.4, expiration or termination of this Agreement shall result in the termination of all provisions hereof; PROVIDED, that Cytogen shall continue to be liable for all license fees and Royalty (with respect to all Agent that has then been sold by Cytogen or its Affiliates or Approved Sublicensees) payments that shall then have accrued and each Party shall be responsible for any amounts due under Section 8.2 and remaining unpaid.

              (b) Upon expiration or termination of this Agreement, Cytogen shall return to AM (i) the Agent Technology, (ii) the Manufacturing Technology, if any, in its possession, and (iii) Project Information not developed by Cytogen, or otherwise dispose of such Agent Technology, Manufacturing Technology or Project Information as instructed by AM.

              (c) Upon termination of this Agreement by AM, Cytogen shall have the right to complete the sale of its inventory of the Agent in the Territory; PROVIDED, that Cytogen's obligations hereunder to comply with this Agreement and the Supply Agreement in connection with such completion of sale shall remain in effect; and FURTHER PROVIDED, that if requested by AM, Cytogen shall negotiate with AM for the sale of Cytogen's entire inventory of the Agent to AM on terms to be negotiated by the Parties at such time.

              (d) Upon expiration or termination of this Agreement, neither Party shall have liability to the other Party for damages of any kind solely as a result of the fact of such expiration or termination, whether on account of the loss by Cytogen of present or prospective sales, investments or goodwill arising solely from statutes that relate to termination of distributors or licensees, and each Party hereby waives any rights which may be granted to it by such statutes.

     16. GENERAL PROVISIONS.

              16.1 FORCE MAJEURE. If either Party is prevented from performing, or is unable to perform, any of its obligations under this Agreement, due to any act of God, fire, casualty, flood, war, strike, lock out, failure of public utilities, injunction or any act, exercise, assertion or requirement of governmental authority, compliance with any law or government regulation or order, epidemic, destruction of production facilities, insurrection, inability to procure materials, labor, equipment, transportation or energy sufficient to meet its production or performance needs, or any other cause beyond the reasonable control of the Party invoking this provision, and if such Party shall have used its commercially reasonable efforts to avoid such occurrence and minimize its duration and has given prompt written notice to the other Party, then the affected Party's performance shall be excused and the time for performance shall be extended for the period of delay or ability to perform due to such occurrence.

              16.2 WAIVER. The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provisions, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has, or may have hereunder, operate as a waiver of any right, power or privilege by such Party. No waiver, consent, modification or change of terms of this Agreement shall bind either Party unless in a writing signed by both parties, and then such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given.

              16.3 PUBLICITY. Except as required by or advisable under law, governmental regulation, judicial order, generally accepted accounting principles or any obligations pursuant to any listing agreement with, or regulation of, any national securities exchange or quotation system, neither Party shall directly or indirectly make any public announcement or publicity concerning this Agreement or the subject matter hereof without the prior written consent of the other Party and agreement upon the nature, text and timing of such announcement, which approval and agreement shall not be unreasonably withheld. Such approval and agreement shall be deemed to be given if no response is given to the other Party within two working days of receipt of the proposed text from the Party intending to make such announcement. In the event of a public announcement or publicity not required by law, the Party making such announcement shall use commercially reasonable efforts to provide the other with a copy of the proposed text prior to such announcement, for the purpose of notice and opportunity to comment. Upon execution hereof, each Party expects to issue a press release concerning the subject matter hereof.

              16.4 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopier, as follows:

                  If to AM:
                           Advanced Magnetics, Inc.
                           61 Mooney Street
                           Cambridge, Massachusetts 02138
                           Attention: Chief Executive Officer
                           Telecopier: (617) 547-2445

                  with a copy to:
                           Testa, Hurwitz & Thibeault
                           125 High Street
                           Boston, Massachusetts 02110
                           Attention: Leslie E. Davis, Esq.
                           Telecopier: (617) 248-7100

                  If to Cytogen:
                           Cytogen Corporation
                           600 College Road East
                           Princeton, New Jersey  08540
                           Attention: Dr. Joseph Reiser
                           Telecopier: (   ) ___-____

                  with a copy to:
                           Cytogen Corporation
                           600 College Road East
                           Princeton, New Jersey  08540
                           Attention: General Counsel
                           Telecopier: (   ) ___-____

or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt. All notices and other communications given to any Party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telex, graphic scanning or other telegraphic communications equipment of the sender, or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such Party as provided in this Section 16.4.

              16.5 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof The subject matter of this Agreement is limited to the rights expressly granted herein. The terms of this Agreement shall have no force or effect with respect to any claim based on the use of any intellectual property rights of AM or its licensors outside the scope of the licenses expressly granted herein. No waiver, consent, modification or change of terms of this Agreement shall bind either Party unless in a writing signed by both parties, and then such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given. There are no understandings, agreements, representations or warranties, expressed or implied, not specified herein regarding this Agreement or the subject matter thereof.

              16.6 HEADINGS. Captions and headings contained in this Agreement have been included for ease of reference and convenience and shall not be considered in interpreting or construing this Agreement.

              16.7 ASSIGNMENT. Neither this Agreement nor any rights granted hereby may be assigned by Cytogen voluntarily or by operation of law, without AM's prior written consent which consent may be granted or withheld in AM's sole discretion. Assignment shall be deemed to include the transfer of substantially all of the assets of, or a majority interest in the voting stock of, Cytogen, or the merger of Cytogen with one or more other Persons (except a merger in which the stockholders of Cytogen prior to the merger constitute the holders of a majority of the capital stock of the surviving entity following the merger). This Agreement shall be freely assignable by AM. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of AM and the permitted successors and assigns of Cytogen.

              16.8 INDEPENDENT CONTRACTORS. No agency, partnership or joint venture is hereby established. Neither Party shall be responsible for the acts or omissions of the other Party. Neither Cytogen nor AM shall enter into, or incur, or hold itself out to Third Parties as having authority to enter into or incur on behalf of the other Party any contractual obligations, expenses or liabilities whatsoever.

              16.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts-of-law principles thereof. Each party irrevocably submits to the exclusive jurisdiction of any state or federal district court of competent jurisdiction in the Commonwealth of Massachusetts for the purpose of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated by this Agreement (and agrees not to commence any action, suit or proceeding relating to this agreement or any such transaction, except in those courts). Each party further agrees that service of any process, summons, notice or document in accordance with Section 16.4 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated by this agreement in any state or federal court of competent jurisdiction in the Commonwealth of Massachusetts, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such action, suit or proceeding sought in any such court that such action, suit or proceeding has been brought in an inconvenient forum.

                  16.10 SEVERABILITY. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement has been duly executed as a sealed instrument as of the date specified above.

ADVANCED MAGNETICS, INC.           CYTOGEN CORPORATION

By: /s/ Jerome Goldstein           By: /s/ H. Joseph Reiser
   ---------------------------        --------------------------

Title: Chief Executive Officer     Title: President and Chief Executive Officer
      ------------------------           --------------------------------------

                                    EXHIBIT A
                                 ISSUED PATENTS

COUNTRY                           PATENT NO.                                ISSUANCE DATE
U.S.                               4,770,183                                9/13/88
U.S.                               4,827,945                                5/9/89
U.S.                               4,951,675                                8/28/90
U.S.                               5,055,288                                10/8/91
U.S.                               5,102,652                                4/7/92
U.S.                               5,219,554                                6/15/93
U.S.                               5,248,492                                9/28/93
U.S.                               5,160,726                                11/3/92
U.S.                               5,262,176                                11/16/93
U.S.                               5,314,679                                5/24/94

                               PATENT APPLICATIONS

COUNTRY               APPLICATION SERIAL NO.                                FILE DATE
U.S.                                  *****                                 3/8/00

---------------------
***** Confidential portion omitted and filed separately with the Securities and Exchange Commission.